As filed with the Securities and Exchange Commission on November 7, 2017

Registration No. 333-218876

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-1 ON FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FB FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Tennessee	62-1216058
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

211 Commerce Street, Suite 300

Nashville, Tennessee 37201

(615) 313-0800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Christopher T. Holmes

President and Chief Executive Officer

211 Commerce Street, Suite 300

Nashville, Tennessee 39201

(615) 313-0800

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

The Commission is requested to send copies of all communications to:

Mark C. Kanaly

Kyle G. Healy

Alston & Bird LLP

1201 W. Peachtree Street

Atlanta, Georgia 30309-3424

Telephone: (404) 881-7000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On June 21, 2017, FB Financial Corporation (the “Company”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (Registration No. 333-218876) (the “Registration Statement” or the “Form S-1”) to register for resale by the selling shareholders identified in the prospectus an aggregate of 4,806,710 shares of our common stock, par value $1.00 per share (“Common Stock”), acquired by the selling shareholders in connection with the Company’s May 2017 private placement. The Registration Statement was declared effective by the SEC on July 7, 2017.

This Post-Effective Amendment No. 2 to Form S-1 on Form S-3 is being filed by the Company to (1) convert the Form S-1 into a registration statement on Form S-3 and (2) to remove the two additional selling shareholders from the Registration Statement that were named in Post-Effective Amendment No. 1 to the Form S-1 filed with the SEC on October 26, 2017.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 7, 2017

PROSPECTUS

4,806,710 shares

Common Stock

This prospectus relates to the offer for sale of 4,806,710 shares of common stock, par value $1.00, of FB Financial Corporation, a bank holding company headquartered in Nashville, Tennessee, by the selling shareholders identified in this prospectus or in any supplement to this prospectus or any transferee, assignee or successor-in-interest of any selling shareholder. For a more detailed description of the selling shareholders, see “selling shareholders” below.

We are not selling any of the shares described in this prospectus, and, accordingly, we will not receive any proceeds from the sale of any of the shares by the selling shareholders hereunder. The selling shareholders will receive all of the net proceeds from the sale of the shares.

The shares may be offered from time to time by one or more of the selling shareholders for their own account as described under “Plan of Distribution” below. The selling shareholders may offer the shares for sale to or through underwriters, broker-dealers or agents, who may receive compensation in the form of commissions, discounts or concessions. The selling shareholders may sell the shares at any time at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at varying prices determined at the time of sale or at prices otherwise negotiated. This prospectus describes the general manner in which the shares may be offered and sold by the selling shareholders. If necessary, the specific manner in which the shares may be offered or sold will be described in a supplement to this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “FBK.” The last reported sale price of our common stock on November 6, 2017 was $41.06 per share.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and, as a result, are subject to reduced public company disclosure standards. See “Implications of being an emerging growth company.”

Investing in our common stock involves risks. See “Risk factors” to read about factors you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities do not represent deposits, savings accounts or other obligations of any bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus is not an offer to sell any securities other than the shares of our common stock offered hereby. This prospectus is not an offer to sell securities in any jurisdictions or in any circumstances in which such offer is unlawful.

The date of this prospectus is        , 2017.

i

ABOUT THIS PROSPECTUS

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. This information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission (the “SEC”) will automatically update and supersede this information. This information is available without charge upon written or oral request. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different or additional information. We take no responsibility for, and can provide no assurance as to the reliability of, any different or additional information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it.

The selling shareholders are not making an offer to sell these shares in any jurisdiction where the offer or sale is not permitted. The information contained in or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and growth prospects may have changed since that date. Information contained on, or accessible through, our website is not part of this prospectus.

In certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by the selling shareholders. Any prospectus supplement and any free writing prospectus may also add to, update, supplement or clarify information contained or incorporated by reference in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement.

In this prospectus, “we,” “our,” “us,” “FB Financial” or “the Company” refers to FB Financial Corporation, a Tennessee corporation, and our consolidated banking subsidiary, FirstBank, a Tennessee state chartered bank, unless the context indicates that we refer only to the parent company, FB Financial Corporation. In this prospectus, “Bank” or “FirstBank” refers to FirstBank, our consolidated banking subsidiary. In this prospectus, the “Clayton Banks” refers to Clayton Bank and Trust, a Tennessee state bank, and American City Bank, a Tennessee state bank, “Clayton HC” refers to Clayton HC, Inc., a Tennessee Corporation and sole shareholder of the Clayton Banks, and “Mr. Clayton” refers to James L. Clayton, the primary shareholder of Clayton HC. In this prospectus, references to the “selling shareholders” refer to the selling shareholders named in the table under the heading “selling shareholders” in this prospectus.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to other public companies. As an emerging growth company:

•	we are exempt from the requirement to provide an auditor attestation from our auditors on management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

•	we may choose not to comply with any new requirements adopted by the Public Company Accounting Oversight Board, or PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and our audited financial statements;

•	we are permitted to provide less extensive disclosure regarding our executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means we do not have to include a compensation discussion and analysis and certain other disclosure regarding our executive compensation in this prospectus; and

•	we are not required to hold nonbinding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions for up to five years from the completion of our initial public offering in September 2016 unless we earlier cease to be an emerging growth company. We will cease to be an emerging growth company if we have more than $1.0 billion in annual gross revenues, have more than $700.0 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt in a three-year period. We have elected to adopt the reduced disclosure requirements described above regarding our executive compensation arrangements for purposes of the registration statement of which this prospectus is a part. In addition, we expect to take advantage of certain of the reduced reporting and other requirements of the JOBS Act with respect to the periodic reports we will file with the SEC and proxy statements that we use to solicit proxies from our shareholders.

The JOBS Act also permits us an extended transition period for complying with new or revised financial accounting standards affecting public companies until they would apply to private companies. However, we have elected not to take advantage of this extended transition period, which means that the financial statements included or incorporated by reference in this prospectus, as well as any financial statements that we file in the future, will be subject to all new or revised accounting standards generally applicable to public companies. Our election not to take advantage of the extended transition period is irrevocable.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information included or incorporated by reference in this prospectus, contains statements which are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include statements relating to the outlook for the Company’s future business and financial performance and/or the performance of the banking industry and economy in general. These statements, which are based on certain assumptions and estimates and describe our future plans, results, strategies and expectations, can generally be identified by the use of the words and phrases “may,” “will,” “should,” “could,” “would,” “goal,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “aim,” “predict,” “continue,” “seek,” “projection” and other variations of such words and phrases and similar expressions.

We have made the forward-looking statements included or incorporated by reference in this prospectus based on assumptions and estimates that we believe to be reasonable in light of the information available to us at the time of such statements. However, these forward-looking statements are subject to significant risks and uncertainties, and could be affected by many factors. Factors that could have a material adverse effect on our business, financial condition, results of operations and future growth prospects can be found in the “Risk factors” section of this prospectus, elsewhere in this prospectus and in the documents incorporated by reference in this prospectus. These factors include, but are not limited to, the following:

•	business and economic conditions nationally, regionally and in our target markets, particularly in Tennessee and the geographic areas in which we operate;

•	concentration of our loan portfolio in real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate;

•	the concentration of our business within our geographic areas of operation in Tennessee and neighboring markets;

•	credit and lending risks associated with our commercial real estate, commercial and industrial, and construction portfolios;

•	increased competition in the banking and mortgage banking industry, nationally, regionally or locally;

•	our ability to execute our business strategy to achieve profitable growth;

•	the dependence of our operating model on our ability to attract and retain experienced and talented bankers in each of our markets;

•	risks that our cost of funding could increase, in the event we are unable to continue to attract stable, low-cost deposits and reduce our cost of deposits;

•	our ability to increase our operating efficiency;

•	failure to keep pace with technological change or difficulties when implementing new technologies;

•	risks related to the ability of our operational framework to manage risks associated with our business such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber-attack or similar act;

•	our ability to identify and address cyber-security risks such as data security breaches, malware, “denial of service” attacks, “hacking” and identity theft, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information; disruption or damage to our systems; increased costs; significant losses; or adverse effects to our reputation;

•	the risk that the anticipated benefits of our recent acquisition of the Clayton Banks, including any accretive impact to the Company’s earnings per share, may not be fully realized or may take longer to realize than expected;

•	the risk that the Clayton Banks may not be successfully integrated in the Company’s business and that the costs associated with the integration are higher than expected;

•	negative impact in our mortgage banking services, including declines in our mortgage originations or profitability due to rising interest rates and increased competition and regulation, the Bank’s or third party’s failure to satisfy mortgage servicing obligations, and the possibility of the Bank being required to repurchase mortgage loans or indemnify buyers;

•	our ability to attract and maintain business banking relationships with well-qualified businesses, real estate developers and investors with proven track records in our market areas;

•	our ability to attract sufficient loans that meet prudent credit standards, including in our commercial and industrial and owner-occupied commercial real estate loan categories;

•	failure to maintain adequate liquidity and regulatory capital and comply with evolving federal and state banking regulations;

•	inability of our risk management framework to effectively mitigate credit risk, interest rate risk, liquidity risk, price risk, compliance risk, operational risk, strategic risk and reputational risk;

•	develop new, and grow our existing, streams of noninterest income;

•	oversee the performance of third party service providers that provide material services to our business;

•	maintain expenses in line with their current projections;

•	our dependence on our management team and our ability to motivate and retain our management team;

•	risks related to any future acquisitions, including failure to realize anticipated benefits from future acquisitions, costs incurred in connection with future acquisitions, diversion of management’s attention from our business results from such acquisitions, and difficulty integrating acquisitions;

•	inability to find acquisition candidates that will be accretive to our financial condition and results of operations;

•	system failures, data security breaches, including as a result of cyber-attacks, or failures to prevent breaches of our network security;

•	data processing system failures and errors;

•	fraudulent and negligent acts by our clients, employees or vendors;

•	fluctuations in the market value and its impact in the securities held in our securities portfolio;

•	the adequacy of our reserves (including allowance for loan losses) and the appropriateness of our methodology for calculating such reserves;

•	the makeup of our asset mix and investments;

•	our focus on small and mid-sized businesses;

•	an inability to raise necessary capital to fund our growth strategy, operations or to meet increased minimum regulatory capital levels;

•	the sufficiency of our capital, including sources of such capital and the extent to which capital may be used or required;

•	interest rate shifts and its impact on our financial condition and results of operation;

•	the institution and outcome of litigation and other legal proceeding against us or to which we become subject;

•	changes in our accounting standards;

•	the impact of recent and future legislative and regulatory changes;

•	governmental monetary and fiscal policies;

•	changes in the scope and cost of Federal Deposit Insurance Corporation, or FDIC, insurance and other coverage;

•	future equity issuances under our 2016 Incentive Plan and our Employee Stock Purchase Plan and future sales of our common stock by us, our controlling shareholder or our executive officers or directors; and

•	other factors and risks described under the “Risk Factors” section of this prospectus and in Part II, Item 1A of our most recently filed Annual Report on Form 10-K under the caption “Risk Factors.”

Because of these risks and other uncertainties, our actual results, performance or achievement, or industry results, may be materially different from the anticipated or estimated results discussed in the forward-looking statements in this prospectus. Our past results of operations are not necessarily indicative of our future results. You should not rely on any forward-looking statements, which represent our beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. We undertake no obligation to update these forward-looking statements, even though circumstances may change in the future, except as required under federal securities law. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that is important to you. You should read this entire prospectus carefully, including the information set forth in “Risk Factors,” and the documents identified in the sections “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus before making an investment decision.

Our Company

We are a bank holding company, headquartered in Nashville, Tennessee. Our wholly-owned bank subsidiary, FirstBank, is the third largest Tennessee-headquartered bank, based on total assets. FirstBank provides a comprehensive suite of commercial and consumer banking services to clients in select markets in Tennessee, North Alabama and North Georgia. Our footprint includes 63 full-service bank branches serving the Tennessee metropolitan markets of Nashville, Chattanooga, Knoxville, Memphis, Jackson, and Huntsville (AL) in addition to 24 community markets. FirstBank also provides mortgage banking services utilizing its bank branch network and mortgage banking offices strategically located throughout the southeastern United States in addition to a national internet delivery channel.

On July 31, 2017, we completed our acquisition of the Clayton Banks from Clayton HC, Inc. The Clayton Banks operated a total of 18 branches in Tennessee and, as of the closing date, had combined total assets of $1.2 billion, combined total loans of $1.1 billion and combined total deposits of $979 million.

As of September 30, 2017, we had total assets of $4.6 billion, total loans held for investment of $3.1 billion, deposits of $3.7 billion, and shareholder’s equity of $573 million.

The Private Placement and Clayton Banks Acquisition

Clayton Banks Acquisition

On February 8, 2017, we, along with our wholly-owned banking subsidiary FirstBank, entered into a Stock Purchase Agreement (as amended, the “Clayton Purchase Agreement”) with Clayton HC, the Clayton Banks and Mr. Clayton, pursuant to which we agreed to purchase from Clayton HC all of the issued and outstanding shares of the Clayton Banks. On May 26, 2017, we entered into an amendment (the “Amendment”) to the Clayton Purchase Agreement to (i) reduce the number of shares of the Company’s common stock to be received by Clayton HC as partial consideration for the Clayton Banks Acquisition from 5,860,000 shares to 1,521,200 shares and (ii) provide for a cash payment by the Company to Clayton HC equal to $124,200,000 (the “Cash Consideration”). On July 31, 2017, we completed the acquisition of the Clayton Banks (the “Acquisition”). Following the closing of the Acquisition, we merged the Clayton Banks with and into FirstBank, with FirstBank continuing as the surviving banking corporation.

Private Placement

On May 26, 2017, we entered into Securities Purchase Agreements (the “Securities Purchase Agreements”) with accredited investors pursuant to which we agreed to sell an aggregate of 4,806,710 shares of our common stock in a private placement (the “Private Placement”) at a purchase price of $33.00 per share. The Private Placement was conducted to fund the Cash Consideration payable to Clayton HC under the amended terms of the Clayton Purchase Agreement. The Private Placement closed on June 1, 2017.

Pursuant to the Securities Purchase Agreements, we filed with the SEC a registration statement, which this prospectus is a part, to register the resale of the shares of our common stock issued in the Private Placement.

The foregoing descriptions of the Clayton Purchase Agreement and Amendment and the Securities Purchase Agreements are only summaries and are qualified in their entirety by reference to the complete text of the Clayton Purchase Agreement and Amendment and the Form of Securities Purchase Agreement, which are included as exhibits to the registration statement of which this prospectus is a part.

Corporate Information

Our principal executive office is located at 211 Commerce Street, Suite 300, Nashville, Tennessee 37201, and our telephone number is (615) 313-0080. Through FirstBank, we maintain an Internet website at www.firstbankonline.com. The information contained on or accessible from our website does not constitute a part of this prospectus and is not incorporated by reference herein.

THE OFFERING

The following summary contains basic information about the shares of common stock and is not intended to be complete and does not contain all the information that is important to you. For a more complete understanding of the shares, you should read the section of this prospectus entitled “Description of Capital Stock—Common Stock” and “selling shareholders.”

Issuer	FB Financial Corporation

Maximum number of shares of common stock offered by selling shareholders	4,806,710 shares, as described in “Prospectus Summary – The Private Placement and Clayton Banks Acquisition.”

Shares Outstanding as of September 30, 2017

30,526,592 shares.

Unless otherwise noted, references in this prospectus to the number of shares of our common stock outstanding after this offering are based on 30,526,592 shares of our common stock issued and outstanding as of September 30, 2017 and exclude the 300,383 shares of our common stock underlying our converted EBI Units to restricted stock units, the 907,731 shares of our common stock underlying our outstanding restricted stock units and deferred stock units and the additional 1,894,349 shares of our common stock reserved for future issuance under our 2016 Incentive Plan and the 2,460,965 shares of our common stock reserved for future issuance under our Employee Stock Purchase Plan.

Use of Proceeds	All of the shares of common stock sold pursuant to this prospectus will be sold by the selling shareholders. We will not receive any of the proceeds from such sales.

Risk Factors	An investment in our shares of common stock is subject to risks. Please refer to the information contained under the caption “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in our shares.

NYSE Symbol	FBK

RISK FACTORS

An investment in our common stock involves a high degree of risk. When considering an investment in the shares being offered hereby, you should carefully read and consider the risk factors included in our most recent annual report on Form 10-K as supplemented by our quarterly reports on Form 10-Q and other reports we file with the SEC, each of which is incorporated herein by reference, and those specific risk factors that may be included in any prospectus supplement, together with all of the other information presented in this prospectus, any prospectus supplement and the documents we incorporate by reference. If any of the events described in those risk factors actually occurs, our business, financial condition or operating results, as well as the market price of our common stock, could be materially adversely affected.

USE OF PROCEEDS

All shares of common stock sold pursuant to this prospectus will be offered and sold by the selling shareholders. We will not receive any of the proceeds from such sales.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock and the material provisions of our amended and restated charter and amended and restated bylaws and other agreements to which we and our shareholders are parties. The following is only a summary and is qualified by applicable law and by the provisions of the amended and restated certificate of incorporation and amended and restated bylaws and other agreements, copies of which are available as set forth under the caption entitled “Where you can find more information.”

General

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $1.00 per share, and 7,500,000 shares of preferred stock, no par value.

Common stock

Common stock outstanding. As of September 30, 2017 there were 30,526,592 shares of common stock outstanding. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Voting rights. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders, and are not entitled to cumulative voting in the election of directors. At any meeting of the shareholders, the holders of a majority of the outstanding stock of the Company then having voting rights, present in person or by proxy, shall constitute a quorum for all purposes. If a quorum exists, action on a matter (other than the election of directors) by a voting group is approved if the votes cast within the voting group favoring the action exceeds the votes cast opposing the action, unless otherwise provided by the charter or bylaws.

Dividend rights. Subject to the rights that may be applicable to any outstanding preferred stock and all other classes of stock at the time outstanding having prior rights as to dividends, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor.

In addition, as a bank holding company, any dividends paid by us are subject to various federal and state regulatory limitations and also may be subject to the ability of the Bank to make distributions or pay dividends to us. The Bank is also subject to various legal, regulatory and other restrictions on its ability to pay dividends and make other distributions and payments to us. Our ability to pay dividends is limited by minimum capital and other requirements prescribed by law and regulation. Furthermore, we are generally prohibited under Tennessee corporate law from making a distribution to a shareholder to the extent that, at the time of the distribution, after giving effect to the distribution, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of its total liabilities plus (unless the charter permits otherwise) the amount that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any shareholders who may have preferential rights superior to those receiving the distribution. In addition, financing arrangements that we may enter into in the future may include restrictive covenants that may limit our ability to pay dividends.

Rights upon liquidation. In the event of liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other rights. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of our preferred stock.

Preferred stock

Our Board of Directors has the authority to issue preferred stock from time to time in one or more series and to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences, and relative rights of the shares of each such series and the qualifications, or restrictions thereof. At present, the Company has no shares of preferred stock outstanding.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. The authority of the Board of Directors with respect to each such series includes, among others:

•	the number of shares constituting the series;

•	general or specific voting rights;

•	preferential liquidation rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption or put rights; and

•	conversion rights.

We may issue shares of, or rights to purchase shares of, one or more series of our preferred stock that have been designated from time to time, the terms of which might:

•	adversely affect the voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock or other series of preferred stock;

•	discourage an unsolicited proposal to acquire us; or

•	facilitate a particular business combination involving us.

Election and removal of directors

Our board of directors will consist of between one and fifteen directors. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The exact number of directors will be fixed from time to time by resolution of our board of directors. Our bylaws provide that shareholders may remove any director, with cause only, by the affirmative vote of the holders of a majority of the issued and outstanding stock of the Company then having voting rights at a shareholder meeting called for that purpose.

Pursuant to the shareholder’s agreement that we entered into with Mr. Ayers in connection with our initial public offering, Mr. Ayers has certain rights to designate directors to our board of directors. See the “Shareholder’s Agreement and Board Designation Rights” section of our proxy statement on Schedule 14A filed with the SEC on April 21, 2017, which section is incorporated by reference in this prospectus.

Advance notice for shareholder proposals or making nominations at meetings

Our bylaws establish an advance notice procedure for shareholder proposals to be brought before a meeting of our shareholders and for nominations by shareholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, only such business may be conducted at a meeting of shareholders as has been brought before the meeting by, or at the direction of, our board of directors or an authorized committee thereof, the Chairman of our board of directors, our

Chief Executive Officer, or by a shareholder who has given to our Secretary timely written notice in proper form, of the shareholder’s intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are selected and recommended by our board of directors, or the committee of our board of directors designated to make nominations, or who are nominated by a shareholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors.

To be timely, notice of nominations or other business to be brought before any meeting must be delivered to our principal executive offices and within the following time periods:

(i)	in the case of an annual meeting of shareholders, not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by us; and

(ii)	in the case of a special meeting of shareholders called for the purpose of electing directors, not earlier that the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the date on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

In no event shall any adjournment or postponement of an annual meeting, or the announcement thereof, commence a new time period for the giving of a shareholder’s notice as described above.

The notice of any shareholder proposal or nomination for election as director must set forth various information required under the bylaws. The person submitting the notice of nomination and any person acting in concert with such person must provide, among other things, the name and address under which they appear on our books (if they so appear) and the class and number of shares of our capital stock that are beneficially owned by them.

Amendment of charter and bylaws

Under the Tennessee Business Corporation Act (“TBCA”), our charter generally may not be amended without shareholder approval. Except as provided in the charter and subject to the voting rights, any amendment to our charter submitted for shareholder approval at a shareholders’ meeting is generally approved if the number of votes cast in favor of the amendment exceeds the number of votes cast against the amendment. Our charter provides that certain provisions of our charter may only be amended upon the affirmative vote of the holders of at least eighty percent (80%) of our issued and outstanding voting stock.

Our shareholders may amend our bylaws only upon the affirmative vote of the holders of at least eighty percent (80%) of our issued and outstanding voting stock. Additionally, our Board of Directors may amend our bylaws upon the affirmative vote of a majority of the directors then in office, unless a bylaw provision approved by our shareholders expressly provides that any such bylaw may not be amended or repealed by our Board of Directors or unless the TBCA or our charter provides otherwise.

Ownership limitation

The Company is a bank holding company. A holder of common stock (or group of holders acting in concert) that (i) directly or indirectly owns, controls or has the power to vote more than 5% of the total voting power of the Company, (ii) directly or indirectly owns, controls or has the power to vote 10% or more of any class of voting securities of the Company, if certain presumptions are not rebutted, (iii) directly or indirectly owns, controls or has the power to vote 25% or more of any class of voting securities, (iv) owns a combination of voting and non-voting securities representing one-third or more of the total equity of the Company, or (vi) is otherwise deemed to “control” the Company under applicable regulatory standards may be subject to important restrictions, such as prior regulatory notice or approval requirements and applicable provisions of the FDIC Policy Statement.

Special meetings

Under our bylaws, only the Chairman of our board of directors, our Chief Executive Officer, or a majority of directors then in office may call special meetings of the shareholders. Our shareholders are not permitted to call special meetings of the shareholders.

Limitation of liability of directors and officers

The TBCA provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, he reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, he reasonably believed that his conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director breached his duty of care to the corporation. Our charter provides that the Company shall, to the fullest extent permitted by the TBCA, indemnify its directors and officers, and may indemnify all other person whom it has the power to indemnify under the TBCA. The right of any director or officer of the Company to indemnification conferred in our charter shall also include the right to be paid by the Company the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Tennessee law.

Anti-takeover effects of some provisions

Some provisions of our charter and bylaws could make more difficult the removal of our incumbent officers and directors. These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Our charter provides that our Board of Directors may issue “blank check” preferred stock without shareholder approval. Some of the rights and preferences of these shares of preferred stock would be superior to the rights and preferences of shares of our common stock. Accordingly, the issuance of new shares of preferred stock may adversely affect the rights of the holders of shares of our common stock.

Anti-takeover provisions in the TBCA

In addition to certain of the provisions in our charter discussed above, the State of Tennessee has adopted statutes that can have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for shares of our common stock.

The Tennessee Control Share Acquisition Act generally provides that, except as stated below, “control shares” will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to their shares owned, would give such person effective control over one-fifth or more, or a majority of all voting power (to the extent such acquired shares cause such a person to exceed one-fifth or one-third of all voting power) in the election of a Tennessee corporation’s directors. However, voting rights will be restored to control shares by resolutions approved by the affirmative vote of the holders of a majority of the corporation’s voting stock, other than shares held by the owner of the control shares. If voting rights are granted to control shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at fair value.

The Tennessee Control Share Acquisition Act is not applicable to us because our charter does not contain a specific provision “opting in” to the act, as is required.

The Tennessee Investor Protection Act provides that unless a Tennessee corporation’s board of directors has recommended a takeover offer to shareholders, no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within the preceding year, may make a takeover offer for any class of equity security of the offeree company if after completion the offeror would be a beneficial owner of more than 10% of any class of outstanding equity securities of the company unless the offeror, before making such purchase: (1) makes a public announcement of his or her intention with respect to changing or influencing the management or control of the offeree company; (2) makes a full, fair and effective disclosure of such intention to the person from whom he or she intends to acquire such securities; and (3) files with the Tennessee Commissioner of Commerce and Insurance, or Commissioner, and the offeree company a statement signifying such intentions and containing such additional information as may be prescribed by the Commissioner.

The offeror must provide that any equity securities of an offeree company deposited or tendered pursuant to a takeover offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective following filing with the Commissioner and the offeree company and public announcement of the terms or after 60 days from the date the offer has become effective. If the takeover offer is for less than all the outstanding equity securities of any class, such an offer must also provide for acceptance of securities pro rata if the number of securities tendered is greater than the number the offeror has offered to accept and pay for. If such an offeror varies the terms of the takeover offer before its expiration date by increasing the consideration offered to offerees, the offeror must pay the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer.

The Tennessee Investor Protection Act does not apply to us, as it does not apply to bank holding companies subject to regulation by a federal agency and does not apply to any offer involving a vote by holders of equity securities of the offeree company.

The Tennessee Business Combination Act, generally prohibits a “business combination” by a company or any of our subsidiaries with an “interested shareholder” within five years after the shareholder becomes an interested shareholder. The company or any of its subsidiaries can, however, enter into a business combination within that period if, before the interested shareholder became such, the company’s board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds (2/3) of the other shareholders.

For purposes of these provisions of the Tennessee Business Combination Act, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of our stock.

The Tennessee Greenmail Act applies to a Tennessee corporation that has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act. Under the Tennessee Greenmail Act, a company may not purchase any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by the company or the company makes an offer, or at least equal value per share, to all shareholders of such class.

Listing and trading market for common stock

Our common stock is listed on the NYSE under the symbol FBK.

Transfer agent and registrar

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

SELLING SHAREHOLDERS

When we refer to the “selling shareholders” in this prospectus, we mean the persons listed in the table below. The selling shareholders may from time to time offer and sell any or all of the shares set forth below pursuant to this prospectus. We do not know when or in what amounts the selling shareholders may offer the shares for sale. It is possible that the selling shareholders will not sell any or all of the shares offered under this prospectus.

The selling shareholders acquired the shares covered by this prospectus in the Private Placement as described in “Prospectus Summary – The Private Placement and Clayton Banks Acquisition.” The selling shareholders may, at any time and from time to time, offer and sell pursuant to this prospectus any or all of the shares in any type of transaction as more fully described in “Plan of Distribution.” Except for Mr. Inman, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us. Mr. Inman was appointed as an emeritus director of FB Financial in 2017, and prior to that he served in a non-executive officer capacity as Chairman of Middle Tennessee since 2012 and as a director of FirstBank.

Securities Covered by this Prospectus Held by selling shareholders

The table below sets forth the names of the selling shareholders and their ownership of shares to be offered pursuant to this prospectus. We do not know when or in what amounts the selling shareholders may offer the shares for sale, if at all. It is possible that the selling shareholders will not sell any or all of the shares offered under this prospectus. Because the selling shareholders may offer all, some or none of the shares pursuant to this prospectus, we cannot estimate the number of shares that will be held by the selling shareholders after completion of the offering. For purposes of the table below, we have assumed that selling shareholders would sell all of the shares held by them and therefore would hold no shares following the offering and hold zero percentage of the shares following the offering.

The following table sets forth information regarding the selling shareholders and the number of shares of common stock each such selling shareholder from the Private Placement was offering as of July 7, 2017, the original effectiveness of this registration statement.

	Shares of Common Stock Beneficially Owned Before Offering		Shares of Common Stock Offered in the Offering	Shares of Common Stock to be Beneficially Owned After Offering
Name of selling shareholder	Number	Percent(1)	Number	Number	Percent(1)(2)
T. Rowe Price Small-Cap Stock Fund, Inc.(3)	970,948	3.18%	345,320	625,628	2.05%
T. Rowe Price Institutional Small-Cap Stock Fund(3)	384,600	1.26%	135,200	249,400	*
T. Rowe Price Personal Strategy Income Fund(3)	5,800	*	2,000	3,800	*
T. Rowe Price Personal Strategy Balanced Fund(3)	10,500	*	3,500	7,000
T. Rowe Price Personal Strategy Growth Fund(3)	12,600	*	4,100	8,500	*
T. Rowe Price Personal Strategy Balanced Portfolio(3)	830	*	280	550	*
T. Rowe Price U.S. Small-Cap Core Equity Trust(3)	104,600	*	37,100	67,500	*
T. Rowe Price Small-Cap Value Fund, Inc.(3)	968,739	3.17%	357,420	611,319	2.00%
T. Rowe Price U.S. Small-Cap Value Equity Trust(3)	121,369	*	43,900	77,469	*
T. Rowe Price U.S. Equities Trust(3)	10,353	*	3,380	6,973	*
T. Rowe Price Financial Services Fund, Inc.(3)	69,385	*	25,600	43,785	*
U.S. Small-Cap Stock Trust(3)	35,800	*	12,500	23,300	*
VALIC Company I – Small Cap Fund(3)	10,300	*	3,600	6,700	*
TD Mutual Funds – TD U.S. Small-Cap Equity Fund(3)	28,200	*	10,000	18,200	*
Minnesota Life Insurance Company(3)	9,800	*	3,500	6,300	*

Costco 401(k) Retirement Plan(3)	35,900	*	12,600	23,300	*
Mendon Capital Master Fund Ltd.(4)	294,220	*	294,220	0	0
Mendon Capital QP LP(4)	250,088	*	250,088	0	0
Iron Road Multi-Strategy Fund LP(4)	41,910	*	41,910	0	0
Monashee Capital Master Fund LP	125,000	*	125,000	0	0
CVI Investments, Inc. (5)	40,000	*	40,000	0	0
Forest Hill Strategic Value Fund, L.P.	195,500	*	195,000	0	0
Forest Hill Select Fund, L.P.	80,000	*	80,000	0	0
Zweig-DiMenna Partners, L.P.(6)	19,000	*	19,000	0	0
Zweig-DiMenna International Ltd.(6)	81,000	*	81,000	0	0
Stieven Financial Investors, L.P. (7)	145,200	*	145,200	0	0
Stieven Financial Offshore Investors, Ltd. (7)	29,800	*	29,800	0	0
Hudson Bay Master Fund Ltd. (8)	150,000	*	150,000	0	0
Malta Hedge Fund, L.P.(9)	13,100	*	13,100	0	0
Malta Hedge Fund II, L.P.(9)	158,800	*	158,800	0	0
Malta Offshore, Ltd.(9)	94,700	*	94,700	0	0
Malta Market Neutral Master Fund, Ltd.(9)	33,800	*	33,800	0	0
Malta MLC Fund, L.P.(9)	54,200	*	54,200	0	0
Malta MLC Offshore, Ltd.(9)	5,400	*	5,400	0	0
Malta Titan Fund, L.P.(9)	90,000	*	90,000	0	0
JAM Partners, L.P. (10)	415,000	1.36%	300,000	115,000	*
Financial Opportunity Fund LLC	300,000	*	300,000	0	0
Schonfeld Strategic 460 Fund LLC	150,000	*	150,000	0	0
Banc Fund VIII L.P.	90,000	*	10,000	80,000	*
Banc Fund IX L.P.	90,000	*	10,000	80,000	*
EJF Financial Services Fund LP	450,000	1.47%	450,000	0	0
Financial Stocks Limited Partnership (11)	185,000	*	125,000	60,000	*
Hutchin Hill Capital Primary Fund, Ltd.	175,000	*	175,000	0	0
Consector Partners LP(12)	55,000	*	55,000	0	0
Gordon E. Inman (13)	200,916		150,000	50,916	*
Joseph Russell	90,000	*	60,000	30,000	*
James A. McPherson	30,303	*	30,303	0	0
Daniel G. Crockett	30,303	*	30,303	0	0
Gary Sasser	30,303	*	30,303	0	0

(1)	Percentages for the Selling Shareholders are calculated based on an aggregate of 30,526,592 shares of our common stock issued and outstanding as of September 30, 2017. Such issued and outstanding shares include the shares offered hereby.
(2)	Assumes all shares offered are sold.
(3)	T. Rowe Price Small-Cap Stock Fund, Inc., T. Rowe Price Institutional Small-Cap Stock Fund, T. Rowe Price Personal Strategy Income Fund, T. Rowe Price Personal Strategy Balanced Fund, T. Rowe Price Personal Strategy Growth Fund, T. Rowe Price Personal Strategy Balanced Portfolio, T. Rowe Price U.S. Small-Cap Core Equity Trust, T. Rowe Price Small-Cap Value Fund, Inc., T. Rowe Price U.S. Small-Cap Value Equity Trust, T. Rowe Price U.S. Equities Trust, T. Rowe Price Financial Services Fund, Inc., U.S. Small-Cap Stock Trust, VALIC Company I – Small Cap Fund, TD Mutual Funds – TD U.S. Small-Cap Equity Fund, Minnesota Life Insurance Company and Costco 401(k) Retirement Plan are managed by T. Rowe Price Associates, Inc., a registered investment adviser (“Fund Manager” or “TRPA”). Fund Manager is affiliated with a registered broker-dealer, T. Rowe Price Investment Services, Inc. (“TRPIS”). TRPIS is a subsidiary of the Fund Manager and was formed primarily for the limited purpose of acting as the principal underwriter and distributor of shares of funds in the T. Rowe Price fund family. T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities owned by the funds listed in this table. For purposes of reporting requirements of the Securities Exchange Act of 1934, TRPA may be deemed to be the beneficial owner of all of the shares listed in this table; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities. TRPA is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. Common Stock registered in this offering are presently held in the funds’ nominee names.

(4)	RMB Capital Management LLC (“RMB Capital”) is the investment manager of Mendon Capital QP LP and Iron Road Multi-Strategy Fund LP and is the sub-advisor of Mendon Capital Master Fund Ltd. RMB Capital Holdings LLC (“RMB Holdings”) is the ultimate parent company of RMB Capital. The managers of RMB Holdings are Richard M. Burridge, Jr., Frederick Paulman and Walter Clark along with Christopher Graff, a member of RMB Holdings and the Managing Director of Asset Management for RMB Capital, are the natural persons with voting and dispositive power over the shares
(5)	Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc., has discretionary authority to vote and dispose of the shares held by CVI Investments, Inc. and may be deemed to be the beneficial holder of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI Investments, Inc. Mr. Kobinger disclaims any such beneficial ownership of the shares.
(6)	Joseph A. DiMenna may be deemed to have investment power and voting control over the shares held by both of these selling shareholders.
(7)	Stieven Capital GP, LLC is the general partner of Stieven Financial Investors, L.P., and in such capacity has voting and investment control over the shares held by this selling shareholder. Stieven Capital Advisors, L.P. is the investment manager of Stieven Financial Investors, L.P. and Stieven Financial Offshore Investors, Ltd., and in such capacity has voting and investment control over the shares held by both of these selling shareholders. Joseph A. Stieven, Stephen L. Covington, Daniel M. Ellefson and Mark J. Ross are members of the general partner and managing directors of the investment manager, and as a result, they may each be deemed to have voting and investment control over shares held by both of these selling shareholders
(8)	Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these shares. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these shares.
(9)	Maltese Capital Management LLC is the investment manager of each of Malta Hedge Fund, L.P., Malta Hedge Fund II, L.P., Malta Offshore, Ltd., Malta Market Neutral Master Fund, Ltd., Malta MLC Fund, L.P., Malta MLC Offshore, Ltd. and Malta Titan Fund, L.P. Terry Maltese is the managing member of Maltese Capital Management LLC. In such capacities, each of Maltese Capital Management LLC and Mr. Maltese may be deemed to have voting and dispositive power over the shares held by Malta Hedge Fund, L.P., Malta Hedge Fund II, L.P., Malta Offshore, Ltd., Malta Market Neutral Master Fund, Ltd., Malta MLC Fund, L.P., Malta MLC Offshore, Ltd. and Malta Titan Fund, L.P. Each of Maltese Capital Management LLC and Mr. Maltese disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein
(10)	Jacobs Asset Management, LLC (“JAM”) is the investment manager of JAM Partners, L.P., and in such capacity has voting and investment control over these shares. Sy Jacobs is the managing member of both JAM and JAM Managers, LLC, which is the general partner of JAM Partners, L.P., and as a result, each may also be deemed to have voting and investment control over shares held by this selling shareholder. Each of JAM, JAM Managers, LLC and Sy Jacobs disclaim beneficial ownership over the shares held by JAM Partners, L.P., except to the extent of their pecuniary interest therein.
(11)	FSI Group, LLC is controlled by John M. Stein and Steven N. Stein and is the general partner of Financial Stocks Limited Partnership, which is the record owner of the common stock and over which FSI Group, LLC has trading discretion. Therefore, FSI Group, LLC, John M. Stein and Steven N. Stein share with Financial Stocks Limited Partnership the power to vote and dispose of such shares, and, accordingly, may be deemed the beneficial owners of such shares. FSI Group, LLC, Steven N. Stein and John M. Stein disclaim beneficial ownership of the shares owned by Financial Stocks Limited Partnership, except to the extent of their pecuniary interest therein.
(12)	Consector Advisors, LLC is the general partner of Consector Partners, LP. William J. Black is the natural person with voting and dispositive power over the shares held by Consector Partners, LP.
(13)	Gordon Inman was appointed as an emeritus director of FB Financial in 2017, prior to that he served in a non-executive officer capacity as Chairman of Middle Tennessee since 2012 and as a director of FirstBank.
*	Ownership less than 1%.

The information included in the table above as to the selling shareholders has been furnished to us by or on behalf of the selling shareholders for inclusion in this prospectus. The selling shareholders identified above may have sold, transferred, or otherwise disposed of some or all of their shares since the date as of which the information in the table above is presented in transactions exempt from or not subject to the registration requirements of the Securities Act and of which we are not aware. The term “selling shareholder” includes donees, pledgees, transferees, or other successors-in-interest selling securities received from the named selling shareholders as a gift, pledge, shareholder distribution, or other non-sale related transfer after the date of this prospectus. Beneficial ownership of the shares has been and will be determined in accordance with the rules of the SEC. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Unless otherwise indicated, based on information furnished by such selling shareholders, management of our Company believes that each person has sole voting and dispositive power over the shares indicated as beneficially owned by such person.

Information with respect to the beneficial ownership of all or any part of the shares appearing in this prospectus, any supplement to this prospectus, any post-effective amendment to the registration statement of which this prospectus is a part or any report that we file with the SEC relating to any selling shareholder or to a particular offer of any of the shares will be based on our records, information filed with the SEC or information furnished to us by one or more of the selling shareholders.

To our knowledge, none of the selling shareholders listed in the table above is a broker-dealer registered under Section 15 of the Exchange Act.

We have not agreed to register or otherwise qualify any of the shares for offer and sale in any country other than the United States or seek to have the shares admitted to trading on any foreign securities exchange. Further, we have not agreed to become a party to an underwriting agreement relating to the offer and sale of the shares by the selling shareholders.

PLAN OF DISTRIBUTION

We are registering the shares issued to the selling shareholders to permit the resale of these shares by the holders of the shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares. We will bear all fees and expenses incident to our obligation to register the shares.

The selling shareholders may sell all or a portion of the shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. In addition, we would file a prospectus supplement to this prospectus in connection with any such underwritten offering. The shares may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling shareholders may use any one or more of the following methods when selling shares:

•	underwritten transactions through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters;

•	privately negotiated transactions;

•	exchange distributions and/or secondary distributions;

•	sales in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	sales of a specified number of shares at a stipulated price per share pursuant to agreements with broker-dealers;

•	a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	offerings at other than a fixed price on or through the facilities of any stock exchange on which the shares are then listed for trading or to or through a market maker other than on a stock exchange;

•	in short sales;

•	through the writing of options on the shares (including the issuance by the selling shareholders of derivative securities), whether or not the options are listed on an options exchange;

•	through the distributions of the shares by any selling shareholder to its shareholders, members, partners, unit holders or other security holders;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may offer and sell some or all of the shares being offered by this prospectus by or through broker-dealers, who may act as their agents or may purchase such shares as principal for their own account and thereafter resell the shares from time to time:

•	in or through one or more transactions (which may involve crosses and block transactions, negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.) or distributions;

•	on the NYSE;

•	in the over-the-counter market; or

•	in a private transaction.

Broker-dealers or underwriters may receive compensation for their involvement in the sale of shares in the form of underwriting discounts or commissions and may receive commissions from purchasers of the shares being offered hereby for whom they may act as agents. If any broker-dealer purchases any of such shares as principal, it may affect resales of such shares from time to time to or through other broker-dealers, and other broker-dealers may receive compensation in the form of concessions or commissions from the purchasers of such shares for whom they may act as agents. To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, such as the discounts and commissions the selling shareholders will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements.

Any underwriters, brokers, dealers and agents who participate in any sale of the shares may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

In connection with sales of the shares under this prospectus, the selling shareholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling shareholders also may sell shares short and deliver them to close out the short positions or loan or pledge the shares to broker-dealers that in turn may sell them.

The selling shareholders or their respective underwriters, broker-dealers or agents may make sales of the shares offered hereby that are deemed to be an at-the-market offering as defined in Rule 415 of the SEC’s rules and regulations promulgated under the Securities Act, which includes sales of shares made directly on or through the stock exchange on which the shares are then listed for trading, in the over-the-counter market or otherwise.

The selling shareholders and any underwriters, broker-dealers or agents who participate in the distribution of the shares offered hereby may be deemed to be “underwriters” within the meaning of the Securities Act. To the extent any of the selling shareholders are, or are affiliates of, broker-dealers, they are, according to the SEC’s interpretation, “underwriters” within the meaning of the Securities Act. Underwriters are subject to the prospectus delivery requirements under the Securities Act. If the selling shareholders are deemed to be underwriters, the selling shareholders may be subject to certain statutory liabilities under the Securities Act and the Exchange Act.

We have agreed to pay the costs and expenses of the registration of the shares offered hereby. We will not pay any underwriting fees, discounts and selling commissions or similar fees or arrangements allocable to the selling shareholders’ sale of shares, which will be paid by the selling shareholders.

We have agreed to indemnify, in certain circumstances, the selling shareholders against certain liabilities to which they may become subject in connection with the sale of the shares included in this prospectus, including liabilities arising under the Securities Act. The selling shareholders have agreed to indemnify us in certain circumstances against certain liabilities to which we may become subject in connection with the sale of such shares, including liabilities arising under the Securities Act. We and the selling shareholders may agree to indemnify underwriters, brokers, dealers and agents who participate in the distribution of the shares included in this prospectus against certain liabilities to which they may become subject in connection with the sale of such shares, including liabilities arising under the Securities Act.

Any shares covered by this prospectus may be resold by a selling shareholder under Rule 144 or Rule 144A under the Securities Act rather than pursuant to this prospectus if the selling shareholder satisfies the conditions to reliance on Rule 144 or Rule 144A with respect to such resale. The shares covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than pursuant to this prospectus. The shares may be sold in some states only through registered or licensed brokers or dealers.

The selling shareholders and other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M. Regulation M may limit the timing of purchases and sales of any of the shares by the selling shareholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

This prospectus and any required prospectus supplement relating to this prospectus may be made available in electronic form on the websites maintained by the underwriters of a particular offering of shares. The underwriters may agree to allocate a number of shares offered hereby for sale to their online brokerage account holders. Such allocations of shares for internet distributions will be made on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

In connection with offerings of the selling shareholders under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot shares in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time. These transactions may be effected on or through the stock exchange on which the shares are then listed for trading, in the over-the-counter market or otherwise.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Alston & Bird LLP, Atlanta, Georgia. If the validity of the securities offered hereby in connection with offerings made pursuant to this prospectus is being passed upon by counsel of the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements of FB Financial Corporation as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016 incorporated in this Prospectus by reference from the FB Financial Corporation Annual Report on Form 10-K for the year ended December 31, 2016 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The combined financial statements of Clayton Banks for the years ended December 31, 2016, 2015 and 2014 incorporated in this Prospectus by reference from FB Financial Corporations Current Report on Form 8-K filed with the SEC on August 2, 2017 have been audited by Rodefer Moss & Co, PLLC, an independent auditor, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or on our website at www.firstbankonline.com under the “Investor Relations” tab. Information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus.

This prospectus, which is a part of a registration statement that we have filed with the SEC under the Securities Act, omits certain information set forth in the registration statement. Accordingly, for further information, you should refer to the registration statement and its exhibits on file with the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are only summaries and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to another document we have filed with the SEC. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

We incorporate by reference, as of their respective dates of filing, the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act);

•	our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 31, 2017, including the information in our proxy statement on Schedule 14A filed with the SEC on April 21, 2017 that is incorporated by reference in that Annual Report on Form 10-K;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017, filed with the SEC on May 12, 2017 and August 10, 2017, respectively;

•	our Current Reports on Form 8-K filed with the SEC on February 8, 2017, February 9, 2017 (and as amended on February 13, 2017), February 21, 2017, April 6, 2017, May 5, 2017, May 19, 2017, May 26, 2017, June 21, 2017, July 12, 2017, July 28, 2017, August 2, 2017, and October 26, 2017;

•	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended (other than Current Reports on Form 8-K furnished under Items 2.02 and 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K and not specifically incorporated by reference) after the date of the initial filing of this post-effective amendment to the registration statement of which this prospectus is a part and prior to the effectiveness of such post-effective amendment; and

•	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended (other than Current Reports on Form 8-K furnished under Items 2.02 and 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K and not specifically incorporated by reference), after the date of this prospectus.

You should read the information relating to us in this prospectus and any accompanying prospectus supplement together with the information in the documents incorporated or deemed to be incorporated by reference herein. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

Any statement incorporated by reference in this prospectus from an earlier dated document that is inconsistent with a statement contained in this prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference in this prospectus, shall be deemed to be modified or superseded for purposes of this prospectus by such statement contained in this prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference in this prospectus.

Any person, including any beneficial owner, to whom this prospectus is delivered may request copies of any of the documents incorporated by reference in this prospectus, without charge, by written or oral request as directed to FB Financial Corporation, c/o Investor Relations, 211 Commerce Street, Suite 300, Nashville, Tennessee 37201 or by phone at (615) 564-1212 or our website at www.firstbankonline.com under the “Investor Relations” tab or from the SEC through the SEC’s Internet website at the address provided under “Where You Can Find More Information.” All other information contained on our website is not part of this prospectus. Documents incorporated by reference in this prospectus are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following is an itemized statement of the estimated fees and expenses in connection with the issuance and distribution of the securities registered hereby:

Expense category	Amount
SEC registration fee	$20,039
Legal fees and expenses	250,000
Accounting fees and expenses	25,000
Printing fees and expenses	25,000
Miscellaneous expenses	179,961

Total	$500,000

Item 15. Indemnification of Directors and Officers

The TBCA provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interest, (iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (i) such officer or director was adjudged liable to the corporation in a proceeding by or in right of the corporation, (ii) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him, or (iii) such officer or director breached his duty of care to the corporation.

Our amended and restated charter and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by law with respect to all liability and loss suffered and expenses reasonably incurred by such person in any action, suit or proceeding in which such person was or is made, or threatened to be made, a party, or is otherwise involved by reason of the fact that such person is or was a director or officer of the Company. In addition, we have a directors’ and officers’ liability insurance policy which provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

In addition, our amended and restated charter provides that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of any fiduciary duty as a director of the Company, except to the extent such exemption from liability or limitation thereof is not permitted under the TBCA. Under the TBCA, this provision does not relieve our directors from personal liability to us or our shareholders for monetary damages for breach of fiduciary duty as a director, to the extent such liability arises from a judgment or other final adjudication establishing: (a) any breach of the director’s duty of loyalty; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (c) any unlawful distributions. Nor does this provision eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Tennessee law. Finally, this provision does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under any of the foregoing provisions, in the opinion of the Securities and Exchange Commission, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. §1828(k).

Item 16. Exhibits

The exhibits listed in the Exhibit Index are filed or incorporated by reference as part of this registration statement.

Exhibit No.	Exhibit

1.1	Form of Underwriting Agreement.*

2.1	Stock Purchase Agreement by and among FB Financial Corporation, FirstBank, Clayton HC, Inc. Clayton Bank and Trust, American City Bank, and James L. Clayton, dated February 8, 2017 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on February 8, 2017).

2.2	First Amendment, dated as of May 26, 2107, to that certain Stock Purchase Agreement, dated as of February 8, 2017, by and among the Company, FirstBank, Clayton HC, the Clayton Banks and Mr. Clayton (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on May 26, 2017).

4.1	Registration Rights Agreement (incorporated by reference to Company’s Form 10-Q for the quarter ended September 30, 2016).

4.2	Shareholders’ Agreement (incorporated by reference to the Company’s Form 10-Q for the quarter ended September 30, 2016).

5.1	Opinion of Alston & Bird LLP as to the legality of the securities registered hereby (incorporated by reference to Exhibit 5.1 to Registration Statement on Form S-1 filed on June 21, 2017).

10.1	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 26, 2017).

23.1	Consent of RSM US LLP.**

23.2	Consent of Rodefer Moss & Co, PLLC.**

23.3	Consent of Alston & Bird LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).#

#	Previously filed.
*	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein.
**	Filed herewith.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is relying on Rule 430B:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 7th day of November, 2017.

FB Financial Corporation

By:	/s/ Christopher T. Holmes
Name: Christopher T. Holmes
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher T. Holmes Christopher T. Holmes	President, Chief Executive Officer and Director (Principal Executive Officer)	November 7, 2017

/s/ James R. Gordon James R. Gordon	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 7, 2017

* James W. Ayers	Executive Chairman and Director	November 7, 2017

* William F. Andrews	Director	November 7, 2017

* J. Jonathan Ayers	Director	November 7, 2017

* Agenia W. Clark	Director	November 7, 2017

James L. Exum	Director	November 7, 2017

* Orrin H. Ingram	Director	November 7, 2017

* Stuart C. McWhorter	Director	November 7, 2017

* Emily J. Reynolds	Director	November 7, 2017

*By:	/s/ Christopher T. Holmes
Christopher T. Holmes
Attorney-in-Fact